FOR IMMEDIATE RELEASE

CONTACTS:
Investors — Scott Pond (801) 345-2657, spond@nuskin.com
Media — Kara Schneck (801) 345-2116, kschneck@nuskin.com

NU SKIN ENTERPRISES REPORTS FOURTH-QUARTER AND 2015 RESULTS

PROVO, Utah — Feb. 11, 2016 — Nu Skin Enterprises, Inc. (NYSE: NUS) today announced fourth-quarter results, with revenue of $572.2 million, compared to $609.6 million in the prior-year period. Revenue grew on a constant-currency basis, but was negatively impacted 7 percent, or approximately $42 million, by foreign currency fluctuations. Earnings per share for the quarter were $0.62, compared to $0.77 in the prior-year period.
The company also reported full-year 2015 revenue of $2.25 billion, compared to $2.57 billion in 2014. Annual revenue was negatively impacted 8 percent by a strengthened U.S. dollar. Earnings per share for 2015 were $2.25, compared to $3.11 in 2014.

"We generated sequential business improvement in the fourth quarter as we continued introducing our newest ageLOC products," said Truman Hunt, president and chief executive officer. "We began initial sales of our ageLOC Youth nutritional supplement in the Americas region in the fourth quarter, generating a 16 percent year-over-year revenue improvement. This builds on the successful third-quarter introduction of ageLOC Youth in the South Asia/Pacific region.

"The December introduction of our ageLOC Me customized skin care system was well received in Japan where we offered the product only through qualified sales leaders. We were encouraged by product sales, as well as sales leader growth. In South Korea, the introductory offer bundled the ageLOC Me device with a 12-month product subscription commitment. While we believe this approach muted initial sales, we are seeing a high level of follow-on purchases in the first quarter, and we have gained valuable insights from these initial launches that we believe will help us maximize the impact of this innovative product going forward.

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Nu Skin Enterprises, Inc.
Feb. 11, 2016

"Looking at sales force trends, we see encouraging signs in several markets, which posted sales leader improvements in the quarter," continued Hunt. "As we introduce our new products throughout the year, the key to our success will be our ability to generate growth in sales leaders and a corresponding increase in actives."

Regional Results

The company's regional revenue results for the three-month periods ended December 31 are presented in the following table.

	2015	2014	% Change	Constant Currency % Change

Greater China	$195,495	$212,981	(8%)	(5%)
North Asia	173,798	186,041	(7%)	---*
Americas	95,553	82,470	16%	26%
South Asia/Pacific	74,274	86,626	(14%)	(2%)
EMEA	33,078	41,489	(20%)	(8%)

Total	$572,198	$609,607	(6%)	---*
*Less than a 1% change.

The Company's regional revenue results for the years ended December 31 are presented in the following table.

	2015	2014	% Change	Constant Currency % Change

Greater China	$771,667	$948,523	(19%)	(17%)
North Asia	686,555	782,985	(12%)	(4%)
Americas	329,668	329,027	---*	13%
South Asia/Pacific	321,971	328,388	(2%)	10%
EMEA	137,186	180,572	(24%)	(8%)

Total	$2,247,047	$2,569,495	(13%)	(5%)
*Less than a 1% change.

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Nu Skin Enterprises, Inc.
Feb. 11, 2016

The company's regional actives and sales leaders statistics are presented in the following table.

	2015		2014		% Increase (Decrease)
	Actives	Sales Leaders	Actives	Sales Leaders	Actives	Sales Leaders

Greater China	223,000	27,064	393,000	24,537	(43.3%)	10.3%
North Asia	366,000	17,415	391,000	17,478	(6.4%)	(0.4%)
Americas	176,000	8,708	186,000	7,471	(5.4%)	16.6%
South Asia/Pacific	119,000	10,476	124,000	8,458	(4.0%)	23.9%
EMEA	110,000	3,912	114,000	4,065	(3.5%)	(3.8%)

Total	994,000	67,575	1,208,000	62,009	(17.7%)	9.0%

"Actives" are persons who purchased products directly from the company during the previous three months.

 "Sales Leaders" are independent distributors, and sales employees and independent marketers in China, who achieve certain qualification requirements.

Operational Performance

The company's operating margin for the quarter was 10.8 percent, compared to 15.0 percent in the fourth quarter of 2014. Gross margin during the quarter was 78.8 percent, versus 82.5 percent in the prior-year period. Gross margin was negatively impacted by a reclassification of certain inventory-related expenses from general and administrative expenses to cost of goods sold beginning in the first quarter of 2015. Both gross and operating margins were also negatively impacted by significant strengthening of the U.S. dollar. Selling expenses were 41.5 percent of sales in the fourth quarter, compared to 42.1 percent in the prior-year period. General and administrative expenses were 26.5 percent of sales, which included costs associated with our 2015 global convention, compared to 25.4 percent in the prior-year period. The company's effective income tax rate for the quarter was 38.7 percent, compared to 38.1 percent in the prior-year period. Cash and current investments at the end of the quarter were $303.7 million, and debt was $249.6 million. Dividend payments during the quarter were $19.8 million. Cash flow from operations for the quarter was $80.1 million, and the company repurchased $60.0 million of its outstanding shares.
Outlook

"We enter 2016 with a calendar filled with significant product launches," said Hunt. "In the Americas, Japan and South Asia, where we have executed well, these product launches have generated positive results. In South Korea and China, we are moderating our expectations based on the December launch of ageLOC Me in South Korea and economic uncertainty in China.

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Nu Skin Enterprises, Inc.
Feb. 11, 2016

"Our balance sheet also remains strong as we continue to generate healthy cash flow. We repurchased $60 million of our outstanding shares in the fourth quarter. For the year, we repurchased more than 5 percent of our outstanding shares. We also announced today an increased dividend for the 15th consecutive year, demonstrating our continuing commitment to return value to shareholders," concluded Hunt.
"As we update our outlook for 2016, we forecast even local-currency revenue in North Asia and EMEA versus 2015, with mid-single-digit growth in each of our other regions," said Ritch Wood, chief financial officer. "This forecast reflects local-currency growth in the 2 percent range for the year. We now forecast the strengthening dollar to negatively impact revenue by approximately 7 percent versus our prior forecast of 4 percent, resulting in revenue of $2.10 billion to $2.15 billion for 2016. At this revenue level, we forecast an operating margin of 10.5 percent to 11.0 percent for the year, with earnings per share of $2.40 to $2.60. Our most significant product launch events are scheduled in the second and fourth quarters of this year, which we believe will drive stronger results in those quarters. For the first quarter, assuming a negative currency impact of 6 to 7 percent, we estimate revenue of $450 million to $470 million, with earnings per share of $0.35 to $0.38," concluded Wood.
The Nu Skin management team will host a conference call with the investment community on Feb. 11, at 5 p.m. (ET). Those wishing to access the webcast, as well as the financial information presented during the call, can visit the Investor Relations page on the company's website at ir.nuskin.com. A replay of the webcast will be available at the same URL through Feb. 26, 2016.
About Nu Skin Enterprises, Inc.

Founded more than 30 years ago, Nu Skin Enterprises, Inc. develops and distributes innovative consumer products, offering a comprehensive line of premium-quality beauty and wellness solutions in 54 markets worldwide. The company builds upon its scientific expertise in both skin care and nutrition to continually develop innovative product brands that include the Nu Skin® personal care brand, the Pharmanex® nutrition brand, and most recently, the ageLOC® anti-aging brand. Since its introduction in 2008, the ageLOC brand has generated more than $5 billion in sales, and built a loyal following for such products as the ageLOC® Youth nutritional supplement, the ageLOC® Me customized skin care system, and the ageLOC® TR90® weight management and body shaping system. Nu Skin sells its products through a global network of sales leaders. As a long-standing member of direct selling associations globally, Nu Skin is committed to the industry's consumer protective guidelines that support and protect those who sell and purchase its products through the direct selling channel. Nu Skin is also traded on the New York Stock Exchange under the symbol "NUS." More information is available at http://www.nuskin.com.

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Nu Skin Enterprises, Inc.
Feb. 11, 2016

Please Note: This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that represent the company's current expectations and beliefs. All statements other than statements of historical fact are "forward-looking statements" for purposes of federal and state securities laws and include, but are not limited to, statements of management's expectations regarding the company's performance, growth, initiatives, new product introductions, sales force and consumers; projections regarding revenue, operating margin, earnings per share, foreign currency fluctuations, uses of cash and other financial items; statements of belief; and statements of assumptions underlying any of the foregoing. In some cases, you can identify these statements by forward-looking words such as "believe," "expect," "project," "anticipate," "estimate," "intend," "plan," "targets," "likely," "will," "would," "could," "may," "might," the negative of these words and other similar words.

The forward-looking statements and related assumptions involve risks and uncertainties that could cause actual results and outcomes to differ materially from any forward-looking statements or views expressed herein. These risks and uncertainties include, but are not limited to, the following:

•	any failure of current or planned initiatives or products to generate interest among our sales force and customers and generate sponsoring and selling activities on a sustained basis;
•	risk of foreign currency fluctuations and the currency translation impact on the company's business associated with these fluctuations;
•
risk that direct selling laws and regulations in any of our markets, including the United States and China, may be modified, interpreted or enforced in a manner that results in negative changes to our business model or negatively impacts our revenue, sales force or business, including through the interruption of sales activities, loss of licenses, imposition of fines, or any other adverse actions or events;

•
risks related to accurately predicting, delivering or maintaining sufficient quantities of products to support our planned initiatives or launch strategies, and increased risk of inventory write-offs if we over-forecast demand for a product or change our planned initiatives or launch strategies;

•
regulatory risks associated with the company's products, which could require the company to modify its claims or inhibit the company's ability to import or continue selling a product in a market if it is determined to be a medical device or if it is unable to register the product in a timely manner under applicable regulatory requirements;

•	adverse publicity related to the company's business, products, industry or any legal actions or complaints by the company's sales force or others;
•	risk that litigation, investigations or other legal matters could result in settlements, assessments or damages that significantly affect financial results;
•	unpredictable economic conditions and events globally;
•
any prospective or retrospective increases in duties on the company's products imported into the company's markets outside of the United States and any adverse results of tax audits or unfavorable changes to tax laws in the company's various markets; and

•	continued competitive pressures in the company's markets.

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Nu Skin Enterprises, Inc.
Feb. 11, 2016

The company's financial performance and the forward-looking statements contained herein are further qualified by a detailed discussion of associated risks set forth in the documents filed by the company with the Securities and Exchange Commission. The forward-looking statements set forth the company's beliefs as of the date that such information was first provided and the company assumes no duty to update the forward-looking statements contained in this release to reflect any change except as required by law.

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Nu Skin Enterprises, Inc.
Feb. 11, 2016

NU SKIN ENTERPRISES, INC.
Consolidated Statements of Income (Unaudited)
For the Fourth Quarters Ended December 31, 2015 and 2014
(in thousands, except per share amounts)

	2015	2014

Revenue	$572,198	$609,607

Cost of sales	121,437	106,505

Gross profit	450,761	503,102

Operating expenses:
Selling expenses	237,658	256,693
General and administrative expenses	151,389	155,111
Total operating expenses	389,047	411,804

Operating income	61,714	91,298

Other (expense)/income, net	(3,289)	(16,127)
Income before provision for income taxes	58,425	75,171
Provision for income taxes	22,585	28,664

Net income	$35,840	$46,507

Net income per share:
Basic	$0.63	$0.79
Diluted	$0.62	$0.77

Weighted average common shares outstanding:
Basic	56,792	59,117
Diluted	57,524	60,442

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Nu Skin Enterprises, Inc.
Feb. 11, 2016

NU SKIN ENTERPRISES, INC.
Consolidated Statements of Income (Unaudited)
For the Years Ended December 31, 2015 and 2014
(in thousands, except per share amounts)

	2015	2014

Revenue	$2,247,047	$2,569,495

Cost of sales	489,510	478,434

Gross profit	1,757,537	2,091,061

Operating expenses:
Selling expenses	951,372	1,116,572
General and administrative expenses	561,463	622,301
Total operating expenses	1,512,835	1,738,873

Operating income	244,702	352,188

Other (expense)/income, net	(32,743)	(53,681)
Income before provision for income taxes	211,959	298,507
Provision for income taxes	78,913	109,331

Net income	$133,046	$189,176

Net income per share:
Basic	$2.29	$3.20
Diluted	$2.25	$3.11

Weighted average common shares outstanding:
Basic	57,997	59,073
Diluted	59,057	60,887

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Nu Skin Enterprises, Inc.
Feb. 11, 2016

NU SKIN ENTERPRISES, INC.
Consolidated Balance Sheets (Unaudited)
As of December 31, 2015 and 2014
(in thousands)

	2015	2014
ASSETS
Current assets:
Cash and cash equivalents	$289,354	$288,415
Current investments	14,371	11,793
Accounts receivable	35,464	35,834
Inventories, net	265,256	338,491
Prepaid expenses and other	101,947	160,134
	706,392	834,667

Property and equipment, net	454,537	464,783
Goodwill	112,446	112,446
Other intangible assets, net	67,009	75,062
Other assets	165,459	127,476
Total assets	$1,505,843	$1,614,434

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$28,832	$34,712
Accrued expenses	310,916	300,847
Current portion of long-term debt	67,849	82,770
	407,597	418,329

Long-term debt	181,745	164,567
Other liabilities	90,880	89,100
Total liabilities	680,222	671,996

Stockholders' equity:
Class A common stock	91	91
Additional paid-in capital	419,921	414,394
Treasury stock, at cost	(1,017,063)	(862,608)
Accumulated other comprehensive loss	(71,269)	(51,521)
Retained earnings	1,493,941	1,442,082
	825,621	942,438
Total liabilities and stockholders' equity	$1,505,843	$1,614,434

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